NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

      If you previously elected to reject XO’s offer to exchange options, and you would like to change your election and accept this offer, you must sign this Notice and execute a new Letter of Transmittal and all other related documents and return them to XO Communications, Inc., 11111 Sunset Hills Road, Reston, Virginia 20190, Attention: Stock Option Program – Room 3131 (facsimile: (703) 547-2984), before 12:00 midnight, Reston, Virginia time, on June 26, 2001, unless the offer is extended. Delivery of a change of election by e-mail will not be accepted. If you have questions, please contact the Stock Option Program – Room 3131 at the address above or by (telephone: (703) 547-2994; toll-free (800) 405-8502).

To XO Communications, Inc.:

      I previously received a copy of the Offer to Exchange (dated May 29, 2001), the related cover letter and letter of transmittal (the “Letter of Transmittal”). I signed and returned the Letter of Transmittal and all other related documents, in which I elected to reject XO’s offer to exchange options (the “Rejected Options”). I now wish to change that election and accept your offer to exchange certain of the Rejected Options. I understand that by signing this Notice and a new Letter of Transmittal and all other related documents and delivering both documents to XO Communications, Inc., 11111 Sunset Hills Road, Reston, Virginia 20190, Attention: Stock Option Program – Room 3131 (facsimile: (703) 547-2984), before 12:00 midnight, Reston, Virginia time, on June 26, 2001, I will be able to withdraw my rejection of the offer and accept the offer to exchange Rejected Options. I have read, understand and agree to all of the terms and conditions of the Offer to Exchange.

      I understand that in order to accept the offer, I must sign and deliver this Notice and a new Letter of Transmittal and all other related documents to XO Communications, Inc., 11111 Sunset Hills Road, Reston, Virginia 20190, Attention: Stock Option Program – Room 3131 (facsimile: (703) 547-2984), before 12:00 midnight, Reston, Virginia time, on June 26, 2001, or if XO extends the deadline to exchange options, before the extended expiration of the offer.

      I further understand that XO will not accept any conditional or partial returns of options. I have completed and signed the following exactly as my name appears on my original Letter of Transmittal.

      I accept the offer to exchange options.

SIGNATURE OF OWNER

X
(Signature of Holder or Authorized Signatory)

Date: , 2001

Print Name:

Capacity:

Address:

Telephone No. (with area code):

Tax ID/ Social Security No.: